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                                                                    EXHIBIT 4.3

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

SECOND AMENDMENT dated as of October 10, 2003 (this "Amendment") to the Rights Agreement (the "Agreement") dated as of August 20, 1993 between Mercer International Inc., a Massachusetts trust organized under the laws of the State of Washington (the "Company"), and Computershare Trust Company of Canada, the successor to Montreal Trust Company of Canada, as rights agent (the "Rights Agent"), as amended pursuant to the First Amendment to the Rights Agreement dated as of August 5, 2003 (the "First Amendment"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

     WHEREAS, the Company has proposed to sell $82,500,000 of its 8.5% Convertible Senior Subordinated Notes due 2010 and, in connection therewith, has proposed to amend the Agreement to provide that purchasers of such notes will not inadvertently become Acquiring Persons under the Agreement as a result of the acquisition of such notes;

     WHEREAS, the Company deems this Amendment to the Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment;

     WHEREAS, no event has occurred that would cause any Person to be deemed an Acquiring Person; and

     WHEREAS, Section 26 to the Agreement permits the Company at any time prior to the Distribution Date to amend the Agreement in the manner provided herein.

     NOW, THEREFORE, the Agreement is hereby amended as follows:

     Section 1. Deletion and Replacement of Subsection 1(a). Subsection 1(a) to the Agreement is hereby deleted and replaced by the following:

     "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the aggregate of the shares of Common Stock then outstanding and the Issuable Note Shares, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.".

     Section 2. Amendment to Subsection 1(d)(iii). Subsection 1(d)(iii) to the Agreement is hereby amended by adding thereto between the phrase "as an underwriter of securities" and the phrase "to be the "Beneficial Owner" of," in the seventh and eighth lines thereof the following phrase to be inserted between the two foregoing phrases:

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     "(either in a public offering or an offering pursuant to Rule 144A and/or
     Regulation S under the Act or other transaction in which securities are purchased from the Company for resale)".

     Section 3. Addition of New Subsection 1(o). A new Subsection 1(o) to the Agreement is hereby added:

     "(o) "Issuable Note Shares" shall mean shares of Common Stock into which the then outstanding Notes are convertible as if the then outstanding Notes had been fully converted.".

     Section 4. Addition of New Subsection 1(p). A new Subsection 1(p) to the Agreement is hereby added:

     "(p) "Notes" shall mean the 8.5% Convertible Senior Subordinated Notes due 2010 of the Company issued under the indenture dated on or about October 10, 2003 between the Company and Wells Fargo Bank, Minnesota, N.A., as trustee.".

     Section 5. Amendment to Section 1. Section 1 to the Agreement is hereby amended by renumbering current Subsections 1(o) through 1(ee) to the Agreement as Subsections 1(q) through 1(gg), respectively, to the Agreement.

     Section 6. Amendment to Subsection 3(a). Subsection 3(a) to the Agreement is hereby amended by deleting therefrom the phrase "Beneficial Owner of 25% or more of the shares of Common Stock then outstanding" from the ninth and tenth lines thereof and replacing the same with the following:

     "Beneficial Owner of 15% or more of the aggregate of the shares of Common Stock then outstanding and the Issuable Note Shares".

     Section 7. Amendment to Subsection 11(a)(ii)(B). Subsection 11(a)(ii)(B) to the Agreement is hereby amended by deleting therefrom the phrase "become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding," from the fifth and sixth lines thereof and replacing the same with the following:

     "become the Beneficial Owner of 15% or more of the aggregate of the shares of Common Stock then outstanding and the Issuable Note Shares,".

     Section 8. Amendment to Exhibit C.

     (a) Exhibit C (the Summary of Rights to Purchase Preferred Stock) to the Agreement is hereby amended by deleting therefrom, in its entirety, the second full sentence of the second paragraph thereof and replacing the same with the following:

     "The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the aggregate of the then

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     outstanding shares of Common Stock and shares of Common Stock into which the 8.5% Convertible Senior Subordinated Notes due 2010 of the Company (the "Notes") are convertible (the "Issuable Note Shares") as if the then outstanding Notes had been fully converted (the "Stock Acquisition Date"), or (ii) 10 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the aggregate of the then outstanding shares of Common Stock and the Issuable Note Shares."

     (b) Exhibit C to the Agreement is hereby further amended by deleting therefrom the phrase "beneficial owner of more than 25% of the then outstanding shares of Common Stock" from the fourth and fifth lines of the fifth paragraph thereof and replacing the same with the following:

     "beneficial owner of more than 15% of the aggregate of the then outstanding shares of Common Stock and the Issuable Note Shares".

     Section 9. Full Force and Effect. Except as expressly amended hereby and by the First Amendment, the Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof.

     Section 10. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Washington applicable to contracts to be made and performed entirely within such State.

     Section 11. Counterparts. This Amendment may be executed in two counterparts and by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day and year first above written.

MERCER INTERNATIONAL INC.


By: /s/ Jimmy S.H. Lee
    ------------------------
    Name: Jimmy S.H. Lee
    Title:


COMPUTERSHARE TRUST COMPANY OF CANADA


By: /s/ Ian Malcom        /s/ Margaret Au
    -------------------   -----------------------
    Name:
    Title: